Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 16, 2006 in this Annual Report (Form 40-F) of TransAlta Corporation.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-72454 and File Number 333-101470) pertaining to TransAlta Corporation’s Share Option Plan and Form F-10 (File Number 333-87762) pertaining to the registration of Debt and Equity Securities of TransAlta Corporation, previously filed with the Securities and Exchange Commission of our report dated February 16, 2006 included in this Form 40-F.

/s/ Ernst & Young LLP

Chartered Accountants

Calgary, Alberta

March 24, 2006